Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Amanda C. Fowler, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS STRONG FOURTH QUARTER SALES

•   Critical Care Reports 20 Percent Growth

•   Gross Profit Margin Reaches 66 Percent

•   Special Items Reduce Net Income by $17.9 Million

IRVINE, Calif., February 5, 2008 — Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended December 31, 2007 of $15.8 million, or $0.27 per diluted share, compared to net income of $20.7 million, or $0.34 per diluted share for the same period in 2006.  Excluding special items detailed in the reconciliation table below, fourth quarter 2007 net income was $33.7 million, or $0.56 per diluted share, compared to net income of $33.7 million, or $0.55 per diluted share for the previous year.

Fourth quarter net sales increased 10.3 percent to $293.0 million, compared to $265.6 million in the same quarter last year.  Underlying sales growth was 9.7 percent excluding the impact of $11.4 million of sales from discontinued products and a
$13.4 million contribution from foreign exchange.

“Our Critical Care franchise achieved 10 percent sales growth for full year 2007, capped by a very strong fourth quarter,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “In the quarter, our market-leading Heart Valve Therapy franchise reported 9 percent growth and was led by strong international sales.

“With the successful launch of our SAPIEN valve in Europe, transcatheter heart valves contributed over $2 million of sales in the fourth quarter.  We continue to build momentum and are confident we will achieve more than $20 million of global transcatheter heart valve sales in 2008,” continued Mussallem.

“We are the first company to provide the Ascendra transapical delivery system, which was recently approved for sale in Europe and just last week was cleared by the FDA to be included in our U.S. PARTNER trial.”

EDWARDS LIFESCIENCES’ REPORTS STRONG FOURTH QUARTER RESULTS

Sales Results

For the fourth quarter, the company reported Heart Valve Therapy sales of $131.4 million, which included a $6.4 million positive contribution from foreign exchange.  “Strong sales growth in international markets, driven by recent product launches and share gains, is offsetting a U.S. market that remains competitive,” said Mussallem.

Critical Care sales of $113.0 million grew 20.0 percent over last year, which included a $4.8 million positive contribution from foreign exchange.  “Sales of new products, led by our FloTrac system, continued to be the biggest growth driver this quarter,” added Mussallem.  “Our world-leading pressure monitoring products continued to gain share.  In addition, growth was boosted by a sharp up-tick in sales of hardware products.”

Cardiac Surgery Systems sales for the quarter were $15.1 million, a decline from $21.9 million in the same quarter last year due to the 2006 sale of the company’s Brazil-based perfusion product line and this year’s sale of the TMR product line.  “During the quarter, we completed our acquisition of CardioVations and are excited about integrating these minimally invasive products into our portfolio,” stated Mussallem.

Vascular sales grew 19.5 percent to $25.1 million compared to the same period in 2006.  “The strong growth this quarter was driven by global sales of the LifeStent product line,” Mussallem said.  “Consistent with our long-term strategy, we completed the sale of the LifeStent product line in January.”

Domestic and international sales for the fourth quarter were $123.9 million and $169.1 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 66.0 percent compared to 63.3 percent in the same period last year, driven primarily by a more profitable product mix.

Selling, general and administrative expenses were $114.5 million for the quarter, or 39.1 percent of sales, compared to $95.1 million last year.  This increase was due to expected higher levels of spending for both the Edwards SAPIEN transcatheter heart valve launch in Europe and sales-related costs in the U.S., as well as the impact from foreign exchange.

Research and development expenses were $33.5 million for the quarter, or 11.4 percent of sales, compared to $30.0 million last year. The increased level of spending was focused primarily on the company’s transcatheter valve and critical care development efforts.

2

During the quarter, Edwards recorded a net $25.8 million pre-tax special charge, primarily resulting from worldwide realignment charges of $13.9 million, principally related to the recently completed sale of the LifeStent product line, and pension plan related charges of $11.2 million, largely related to the previously announced closing of the company’s Puerto Rico employee pension plan.  The total charge is detailed in the reconciliation table below.

Free cash flow generated during the quarter was $63.0 million, calculated as cash flow from operating activities of $76.9 million minus capital expenditures of $13.9 million.  Total debt at December 31, 2007 was $211.7 million.  Cash and cash equivalents were $141.8 million at the end of the quarter, resulting in net debt of $69.9 million.

In the quarter, the company repurchased 475,000 shares of common stock for $23.7 million.

Twelve-Month Results

For the full year ended December 31, 2007, the company recorded net income of $113.0 million, or $1.87 per diluted share, compared to $130.5 million, or $2.10 per diluted share for the same period of 2006. Excluding special items detailed in the reconciliation table below, non-GAAP net income for full year 2007 was $129.4 million, or $2.13 per diluted share, compared to net income of $127.7 million, or $2.06 per diluted share for the previous year.

Net sales for the year totaled $1.091 billion, an increase of 5.2 percent over the same period last year.  Underlying growth was 6.6 percent for the full year as foreign exchange contributed $30.2 million to the period’s growth and was more than offset by discontinued businesses of $42.8 million.  Domestic and international sales for the full year were $486.6 million and $604.5 million, respectively.

Free cash flow generated for the year was $153.2 million, calculated as cash flow from operating activities of $210.2 million minus capital expenditures of $57.0 million.

3

2008 Outlook

“Edwards is very well positioned for a strong 2008, highlighted by a number of new product launches and progress on our pioneering transcatheter heart valve platform,” said Mussallem.  “We also will remain focused on achieving our annual financial goals, which include generating total sales between $1.160 to $1.210 billion, increasing our gross profit margin by 100 to 150 basis points, and generating free cash flow of $155 to $165 million.  Finally, we estimate that first quarter 2008 diluted EPS will be between $0.47 and $0.51, and for the full year between $2.32 and $2.40.”

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular disease states including heart valve disease, vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, PERIMOUNT Magna, and Swan-Ganz.  Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 270419.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards’ web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include, but are not limited to, the company’s ability to achieve financial goals for sales, gross profit margin, net income, earnings per share and free cash flow; regulatory approval of new products in, and competitive dynamics associated with, the company’s heart valve therapy product line; the continued adoption and sales of the FloTrac system; the timing and progress of clinical studies relating to the company’s transcatheter valve technologies and the market opportunity for these products; and the impact on the company’s results of foreign exchange and special items. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.

4

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include the opportunities for the company’s transcatheter valve programs and the ability of the company to continue to lead in the development of this field; the success and timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2006.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided on a non-GAAP basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Edwards, and Edwards SAPIEN are trademarks of Edwards Lifesciences Corporation.  Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, Magna, PERIMOUNT Magna, and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.

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5

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2007	2006	2007	2006
Net sales	$293.0	$265.6	$1,091.1	$1,037.0
Cost of goods sold	99.6	97.4	378.2	373.6

Gross profit	193.4	168.2	712.9	663.4

Selling, general and administrative expenses	114.5	95.1	418.0	376.0
Research and development expenses	33.5	30.0	122.3	114.2
Special charges (gains), net	25.8	18.0	23.3	(4.5)
Interest expense, net	0.4	0.4	1.4	2.7
Other (income) expenses, net	(0.4)	1.0	(1.9)	2.7

Income before provision for income taxes	19.6	23.7	149.8	172.3

Provision for income taxes	3.8	3.0	36.8	41.8
Net income	$15.8	$20.7	$113.0	$130.5

Earnings per share:
Basic earnings per share	$0.28	$0.36	$1.97	$2.23
Diluted earnings per share	$0.27	$0.34	$1.87	$2.10

Weighted average common shares outstanding:
Basic	56.7	57.7	57.3	58.5
Diluted	59.3	60.4	62.7	63.9

Operating Statistics
As a percentage of net sales:
Gross profit	66.0%	63.3%	65.3%	64.0%
Selling, general and administrative expenses	39.1%	35.8%	38.3%	36.3%
Research and development expenses	11.4%	11.3%	11.2%	11.0%
Income before provision for income taxes	6.7%	8.9%	13.7%	16.6%
Net income	5.4%	7.8%	10.4%	12.6%

Effective tax rate	19.4%	12.7%	24.6%	24.3%

Computation of Diluted Earnings per Share
Net income	$15.8	$20.7	$113.0	$130.5
Adjustment for convertible debt interest expense	—	—	4.0	4.0
Adjusted net income	$15.8	$20.7	$117.0	$134.5

Weighted average common shares outstanding used to calculate diluted earnings per share excluding convertible debt	59.3	60.4	60.0	61.2
Weighted average common shares outstanding for the convertible debt	—	—	2.7	2.7
Weighted average common shares outstanding used to calculate diluted earnings per share including the convertible debt	59.3	60.4	62.7	63.9

Diluted earnings per share including the convertible debt	$0.27	$0.34	$1.87	$2.10

Note: Numbers may not foot due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$141.8	$182.8
Short-term investments	49.4	—
Accounts and other receivables, net	145.3	127.1
Inventories, net	152.6	142.1
Deferred income taxes	30.2	21.8
Prepaid expenses	25.4	25.7
Other current assets	37.0	32.1
Total current assets	581.7	531.6

Property, plant and equipment, net	228.2	213.0
Goodwill	350.3	337.7
Other intangible assets, net	122.5	116.1
Investments in unconsolidated affiliates	34.3	20.2
Deferred income taxes	13.8	14.5
Other assets	14.3	13.7

Total assets	$1,345.1	$1,246.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$225.4	$226.2
Convertible debt	150.0	—
Total current liabilities	375.4	226.2

Long-term debt	61.7	235.9
Other long-term liabilities	73.0	35.3

Stockholders’ equity
Common stock	68.6	67.0
Additional contributed capital	680.6	603.7
Retained earnings (1)	548.6	433.9
Accumulated other comprehensive income (loss)	7.5	(15.8)
Common stock in treasury, at cost	(470.3)	(339.4)
Total stockholders’ equity	835.0	749.4

Total liabilities and stockholders’ equity	$1,345.1	$1,246.8

(1)  Effective January 1, 2007, the Company adopted Financial Accounting Standard Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”).  The adoption of FIN 48 increased the January 1, 2007 balance of retained earnings by $1.7 million.

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued products, and fluctuations in exchange rates. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Certain guidance is provided only on a non-GAAP basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, nor superior to, the corresponding measures calculated in accordance with GAAP.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Cost of Goods Sold - The Company incurred a $2.0 million charge in the fourth quarter of 2006 for the inventory written off as a result of the discontinuance of the Optiwave Laser Ablation System. Given the magnitude and unusual nature of this expense relative to the operating results for the period presented, this expense has been excluded in non-GAAP net income.

Special Charges (Gains), net - The Company incurred certain special charges and gains in 2007 and 2006 related to the following:

1)

Realignment expenses: $13.9 million charge for a worldwide realignment of resources, primarily related to severance expenses for the sale of the LifeStent product line and the termination of the Company’s intra-aortic balloon pump distribution agreement in Japan in the fourth quarter 2007; $7.3 million charge for severance expenses resulting from a resource realignment in the fourth quarter of 2006, and a $2.1 million charge primarily for severance expenses in the first quarter of 2006 resulting from the planned closing of a manufacturing facility;

2)

Pension settlement and adjustment: $7.1 million charge related to the termination of the Puerto Rico pension plan and a $4.1 million adjustment to apply SFAS 87 accounting to a Switzerland pension plan in the fourth quarter of 2007;

3)

Reversal of gain on estimated insurance settlement: $2.5 million charge in the fourth quarter of 2007 to reverse the $2.5 million gain recorded in the third quarter of 2007 from the estimated insurance settlement from a fire that destroyed certain inventory held at a third party warehouse in Brazil; this gain will be recognized upon receiving the settlement;

4)

Gain on sale of assets, net: $1.8 million gain from the sale of real estate development rights in the fourth quarter of 2007; $6.1 million gain from the sale of the angiogenesis program in the fourth quarter of 2006, $4.5 million gain from the sale of a non-strategic business in the second quarter of 2006, $2.6 million charge in the second quarter of 2006 related to the revaluation of the Company’s remaining international perfusion product assets which were sold in December 2006; and $5.7 million gain from cash received in the first quarter of 2006 as the final earn-out payment in the prior year’s sale of the Japan Perfusion product line;

5)	Gain on patent settlement: $20.2 million gain from a patent settlement with Medtronic in the first quarter of 2006;
6)	PVT milestone: $10.0 million charge for achieving a transcatheter clinical milestone with PVT, Inc. in the fourth quarter of 2006;
7)	Discontinued products: $6.8 million charge for discontinuance of the Optiwave Laser Ablation System in the fourth quarter of 2006;
8)	Restructure 3F Therapeutics agreements: $2.0 million charge for the final obligation to 3F in the third quarter of 2006 for the prior year’s restructuring of the 3F Therapeutics agreement;
9)	Litigation reserve: $1.2 million charge for litigation reserves in the second quarter of 2006.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

Provision For Income Taxes - The Company benefited from $3.2 million of favorable audit settlements in the fourth quarter of 2006 and benefited $3.7 million in the second quarter of 2006 related to the reversal of a valuation allowance, triggered by the gain from the sale of a product line. Given the magnitude and unusual nature of these tax events relative to the periods presented, these items have been excluded from non-GAAP net income.

Results of Discontinued Products – The Company has discontinued certain products during the periods presented. As discontinued products do not have a continuing contribution to operations, management believes that excluding such items from the Company’s sales growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these products had on the sales growth of the Company, the sales results of these products have been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

		Three Months Ended		Year Ended
		December 31,		December 31,
(in millions, except per share data)		2007	2006	2007	2006
GAAP net income		$15.8	$20.7	$113.0	$130.5

Reconciling items:

Cost of goods sold
Discontinued product		—	2.0	—	2.0

Special charges (gains), net
1)	Realignment expenses	13.9	7.3	13.9	9.4
2)	Pension settlement and adjustment	11.2	—	11.2	—
3)	Reversal of gain on estimated insurance settlement	2.5	—	—	—
4)	Gain on sale of assets, net	(1.8)	(6.1)	(1.8)	(13.7)
5)	Gain on patent settlement	—	—	—	(20.2)
6)	PVT milestone	—	10.0	—	10.0
7)	Discontinued products	—	6.8	—	6.8
8)	Restructure 3F Therapeutics agreements	—	—	—	2.0
9)	Litigation reserve	—	—	—	1.2
Total special charges (gains), net		25.8	18.0	23.3	(4.5)

Provision (benefit) for income taxes
Tax effect on non-GAAP adjustments (A)		(7.9)	(3.8)	(6.9)	6.6
Tax audit settlements		—	(3.2)	—	(3.2)
Tax benefit from reversal of valuation allowance		—	—	—	(3.7)
Total benefit for income taxes, net		(7.9)	(7.0)	(6.9)	(0.3)
Non-GAAP net income		$33.7	$33.7	$129.4	$127.7

Non-GAAP earnings per share:
Basic non-GAAP earnings per share		$0.59	$0.58	$2.26	$2.18
Diluted non-GAAP earnings per share (B)		$0.56	$0.55	$2.13	$2.06

Non-GAAP weighted average shares outstanding:
Basic		56.7	57.7	57.3	58.5
Diluted		62.0	63.2	62.7	63.9

GAAP Gross profit margin		66.0%	63.3%	65.3%	64.0%
Effect of Discontinued product		—	0.8%	—	0.2%
Non-GAAP Gross profit margin		66.0%	64.1%	65.3%	64.2%

Notes 1 - 9: See description of Special Charges (Gains), net on the previous page.

(A)   The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(B)    Diluted non-GAAP earnings per share is calculated by adding back to net income $1.0 million for the quarter in interest expense related to the convertible debt for the quarter, and $4.0 million for the full year, then dividing by the weighted average diluted shares outstanding.

Note: Numbers may not calculate due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

					2007 Adjusted		2006 Adjusted
Sales by Product Line (QTD)	4Q 2007	4Q 2006	Change	GAAP Growth Rate	Discontinued Product Line Impact	4Q 2007 Underlying Sales	Discontinued Product Line Impact	FX Impact	4Q 2006 Underlying Sales	Underlying Growth Rate *
Heart Valve Therapy	$131.4	$120.6	$10.8	9.0%	$(0.8)	$130.6	$(3.3)	$6.4	$123.7	5.7%
Critical Care	113.0	94.2	18.8	20.0%	—	113.0	—	4.8	99.0	14.4%
Cardiac Surgery Systems	15.1	21.9	(6.8)	(31.1)%	(0.8)	14.3	(9.0)	0.9	13.8	4.3%
Vascular	25.1	21.0	4.1	19.5%	—	25.1	(0.7)	1.1	21.4	17.1%
Other Distributed Products	8.4	7.9	0.5	6.3%	—	8.4	—	0.2	8.1	3.7%
Total Sales	$293.0	$265.6	$27.4	10.3%	$(1.6)	$291.4	$(13.0)	$13.4	$266.0	9.7%

					2007 Adjusted		2006 Adjusted
Sales by Product Line (YTD)	YTD 4Q 2007	YTD 4Q 2006	Change	GAAP Growth Rate	Discontinued Product Line Impact	YTD 2007 Underlying Sales	Discontinued Product Line Impact	FX Impact	YTD 2006 Underlying Sales	Underlying Growth Rate *
Heart Valve Therapy	$515.0	$490.8	$24.2	4.9%	$(5.8)	$509.2	$(12.5)	$14.9	$493.2	3.2%
Critical Care	397.8	349.8	48.0	13.7%	—	397.8	—	10.4	360.2	10.4%
Cardiac Surgery Systems	60.9	91.0	(30.1)	(33.1)%	(6.2)	54.7	(38.9)	1.5	53.6	2.1%
Vascular	90.0	75.9	14.1	18.6%	—	90.0	(2.5)	3.0	76.4	17.8%
Other Distributed Products	27.4	29.5	(2.1)	(7.1)%	—	27.4	(0.9)	0.4	29.0	(3.5)%
Total Sales	$1,091.1	$1,037.0	$54.1	5.2%	$(12.0)	$1,079.1	$(54.8)	$30.2	$1,012.4	6.6%

Sales by Region (QTD)	4Q 2007	4Q 2006	Change	GAAP Growth Rate
United States	$123.9	$119.3	$4.6	3.9%
Europe	85.7	69.8	15.9	22.8%
Japan	50.6	44.2	6.4	14.5%
Rest of World	32.8	32.3	0.5	1.5%
International	169.1	146.3	22.8	15.6%
Total	$293.0	$265.6	$27.4	10.3%

Sales by Region (YTD)	YTD 4Q 2007	YTD 4Q 2006	Change	GAAP Growth Rate
United States	$486.6	$477.9	$8.7	1.8%
Europe	309.1	264.6	44.5	16.8%
Japan	171.4	168.8	2.6	1.5%
Rest of World	124.0	125.7	(1.7)	(1.4)%
International	604.5	559.1	45.4	8.1%
Total	$1,091.1	$1,037.0	$54.1	5.2%

* Numbers may not calculate due to rounding.